UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2010, the Compensation Committee of the Board of Directors of the Company took certain actions related to the compensation of executive officers who are named in the executive compensation disclosures of the Company’s 2009 proxy statement (“2008 Named Executive Officers”), and for William C. (B.J.) Losch III, the Company’s principal financial officer since January 5, 2009. Mr. Losch and the 2008 Named Executive Officers are referred to in this Report as senior executive officers, or “SEOs.” Among other things, the Committee set SEO salary rates for 2010. The cash salaries of the SEOs were not changed from 2009 rates, but a new supplemental form of salary, Salary Stock Units (“SSUs”), was approved for SEOs for 2010.

Annualized salary rates effective January 1, 2010 for the SEOs are set forth in Exhibit 10.1 to this Report, which Exhibit is incorporated herein by this reference. The SSU rates established for SEOs partially is a response to substantial new restrictions upon compensation imposed by the U.S. Department of the Treasury under its Troubled Asset Relief Program, or TARP. As long as the Treasury’s preferred stock investment in the Company remains outstanding, for SEOs in 2010 the TARP rules prohibit cash bonuses entirely and limit equity awards to about one-third of total compensation, making salary the largest component of direct compensation. In prior years the compensation mix for SEOs generally has been heavily weighted in favor of bonus opportunity and equity awards, so the TARP rules required a restructuring of the mix of compensation components. The SSU rates for SEOs were established as part of that restructuring. The effect of the restructuring should not result in an increase in total annual direct compensation opportunity for any of the SEOs and should provide a larger percentage of compensation having a substantial direct link to the Company’s stock price.

SSUs are a supplemental form of salary subject to the terms, conditions, and limitations of the Salary Stock Unit Program. Among other things, for the SEOs the SSU Program provides that: (a) SSUs are credited each payroll period based on the value of the Company’s stock at the time of crediting; (b) SSUs credited in 2010 will be settled in cash early in March and September, 2011 based on the value of the Company’s stock at those times; and (c) SSUs will be treated as base salary for some purposes under other plans and programs, but not for all purposes. For SSU participants generally, but not for the SEOs, the SSU program provides for cash settlement of 2010 units in mid-2012 and requires that the SSU recipient be employed by the Company continuously until the SSUs are paid. However, the Company believes that the TARP rules presently do not allow the Company to impose a service-vesting requirement upon the SEOs listed above.

Salary rates are subject to adjustment, and the SSU Program is subject to amendment or termination, by the Compensation Committee at any time.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment of Bylaws

On January 19, 2010, the Company’s Board of Directors amended Section 2.4 of the Company’s Bylaws. The amendment was effective immediately.

The amendment removed a provision which specified that shareholders elect directors by plurality vote at the annual meeting. Accordingly, at any given meeting in the future directors will be elected if they obtain that vote level required by applicable Tennessee law at that time or by the Company’s charter.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit #	Description

3.2	Bylaws of First Horizon National Corporation, as amended and restated January 19, 2010

10.1	Description of 2010 Salaries for Senior Executive Officers

10.2	Salary Stock Unit Program

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: January 22, 2010	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel and Corporate Secretary

EXHIBIT INDEX

EX-10.1	Description of 2010 Salaries for Senior Executive Officers

EX-10.2	Salary Stock Unit Program

EX-3.2	Bylaws of First Horizon National Corporation, as amended and restated January 19, 2010